UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                                 PHH CORPORATION
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

                         PENNANT CAPITAL MANAGEMENT, LLC
                         PENNANT OFFSHORE PARTNERS, LTD.
                          PENNANT ONSHORE PARTNERS, LP
                          PENNANT ONSHORE QUALIFIED, LP
                            PENNANT SPINNAKER FUND LP
                            PENNANT WINDWARD FUND, LP
                           PENNANT WINDWARD FUND, LTD.
                                  ALAN FOURNIER
                                 ALLAN Z. LOREN
                              GREGORY J. PARSEGHIAN

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pennant                            26 Main Street, Suite 203, Chatham, NJ  07928
Capital                                     Phone 973-701-1100, Fax 973-701-9005
Management, LLC


             VOTE TO STRENGTHEN THE PHH BOARD AT THIS CRITICAL TIME

                VOTE THE GOLD PROXY CARD FOR NEEDED CHANGE AT PHH


                                                                    May 19, 2009

To Our Fellow PHH Stockholders:

     In just three short weeks, at PHH Corporation's 2009 Annual Meeting, you will be asked to make a decision that is critical to the Company's future. As you may know, Pennant Capital is seeking to elect two Independent Nominees to PHH's Board of Directors, in opposition to two of the Board's three nominees. We are writing to explain why we are taking this step, and why we believe it is essential that you vote on our GOLD proxy card in favor of Allan Loren and Greg Parseghian, the highly qualified Independent Nominees.

     Investment funds managed by Pennant Capital own 9.94% of PHH's common stock and have a significant stake in the future success of the Company. We have been a PHH stockholder for more than three years, and are a long-term holder seeking to create long-term value for all PHH stockholders. Over the past year, as increasing challenges have confronted and threatened the Company, we have concluded that PHH's current Board and management have failed to meet those challenges in important ways. As a result, we believe that change on the Board is necessary, and that the fresh perspective and expertise that the Independent Nominees will bring to the Board can better position the Company to meet its present and future challenges.


                           A FRESH APPROACH IS NEEDED

     We have detailed in our proxy statement and elsewhere why we believe PHH, under the leadership of Board Chairman A.B. Krongard and CEO Terence Edwards, has been poorly managed. We believe that PHH must, at a minimum, take the following steps in order to position the Company for success:

     o Build a more flexible cost structure targeted for profitability in all environments.

     o Establish compensation arrangements that base management incentives on factors that are within management's control.

     o Fully evaluate the profitability of each existing and potential client contract, with a view toward profitable growth.

     o Understand and publicly articulate the normalized earnings power of the Company.

We believe that it is the responsibility of the Board to carefully consider and take these and other steps to enhance long-term stockholder value, and we believe that Allan Loren and Greg Parseghian can play a vital role in implementing needed change at PHH.


                           THE TIME FOR CHANGE IS NOW

     In approximately 18 months, PHH's unsecured credit facility - with nearly $1 billion drawn at March 31, 2009 - will come due. Given the recent declines in PHH Fleet's profitability and the lack of sustained profitability at PHH Mortgage in recent years, lenders may question the Company's prospects for long-term sustained profitability, and that may affect its ability to refinance the credit facility on commercially acceptable terms. With only a year and a half left before this debt has to be refinanced, we believe that now is the time to revitalize the Board with the fresh perspective, experience and expertise that the Independent Nominees can provide.

     Moreover, Messrs. Krongard and Edwards are seeking re-election to new, three-year terms. After the 2009 Annual Meeting, stockholders will not have an opportunity to vote again on their leadership until 2012, when their new Board terms would expire. We believe that change on the Board cannot wait that long, and that the re-election of Messrs. Krongard and Edwards would send the wrong message to the Board by suggesting that stockholders approve of the job that management and the Board are doing and that change at PHH is not necessary.


                      THE CURRENT PHH BOARD LACKS IMPORTANT
                            EXPERIENCE AND EXPERTISE

     Non-management directors on a corporate board play an extremely important role in evaluating, guiding and serving as a sounding board for the company's CEO and management. To play that role at PHH, we believe non-management directors should have, as suggested by PHH's own Corporate Governance Guidelines, "diverse professional and personal backgrounds" combining "a broad spectrum of experience and expertise."

     Surprisingly, however, not a single non-management Board member appears ever to have served as CEO of a public Company. We believe this glaring lack of experience deprives the Board of an invaluable understanding, perspective and source of stature and credibility from which the independent members of the Board can provide guidance to, and serve as a sounding board for, the Company's CEO.

     In addition, only one non-management director seems to have had any specific business background in the mortgage industry. Apparently, this lack of experience and expertise has been of serious concern to the Board as well, based on the Company's April 2, 2009 announcement that it had established an "important relationship" by retaining a consultant whose "extensive mortgage industry and other experience" the Board believed would "prove extremely valuable to the Board and the Company." While hiring a consultant with essential


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expertise that is broadly lacking on the Board is a step in the right direction, we believe that this additional expertise should reside in members of the Board, who owe fiduciary duties directly to stockholders, rather than only being supplied by a paid consultant who owes his job to management and the Board.


                  THE INDEPENDENT NOMINEES FILL IMPORTANT GAPS
                  IN THE EXPERIENCE AND EXPERTISE OF THE BOARD

     We strongly believe that each of the Independent Nominees will bring valuable experience and expertise to the Board and will make it more likely that the Board can drive the process of creating long-term value for all stockholders. The Independent Nominees do not have, and have not had, any financial or compensatory business relationship with us, and were chosen by us specifically because they are independent and not beholden to us and because we have great confidence in the experience, expertise and energy they will bring to the PHH Board.

     We identified Greg Parseghian as a candidate for the Board because of his extensive background in the mortgage industry, including his having served as Chief Investment Officer, and ultimately Chief Executive Officer, of Freddie Mac. We are very impressed with Greg's deep understanding of all aspects of the industry, including the production and servicing segments in which the Company operates, as well as the secondary markets for mortgage loans. Given our belief that significant changes need to be made at PHH Mortgage in order to achieve profitability in all market environments, we think it is extremely important at this juncture to have an expert of Greg's stature sitting at the Board table when these changes are discussed and acted on. In particular, we believe that Greg's background as Chief Investment Officer of Freddie Mac will enable him to make valuable contributions to the Company's efforts to manage its mortgage servicing rights, which have resulted in significant losses in recent quarters.

     We identified Allan Loren as a candidate for the Board from among many candidates introduced to us by an executive search firm. Allan currently serves as an Executive Coach to CEOs and served as both Chairman and Chief Executive Officer of Dun & Bradstreet, where he was instrumental in refocusing D&B's business and creating and implementing its "Blueprint for Growth" strategy. During his five years leading that company, Allan grew D&B's earnings per share from $1.71 to $2.98, increased free cash flow from $164 million to $239 million per year, and produced a total stockholder return of 378%. Having served for five years as CEO of a well-known public company that successfully underwent a turnaround during his tenure, we believe that Allan's experience will be invaluable for PHH as it seeks to change to meet the challenges it faces. In particular, Allan's experience in turning around D&B positions him to provide valuable input into efforts to cut costs and build a more flexible cost structure at PHH. Allan also brings to the table an incredible diversity of business experience as a former member of senior management, in a variety of key positions, at American Express Company, Galileo International, Apple Computer and Cigna.


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             VOTE THE GOLD PROXY CARD TO BRING MUCH NEEDED CHANGE -
                 FRESH VOICES AND FRESH IDEAS - TO THE PHH BOARD

     By asking you to vote the GOLD proxy card, we are not asking you to hand over control of PHH. We are only asking that you elect two new directors to a seven-member board so that ALL stockholders will be represented by at least two independent directors who have been nominated by stockholders for the express purpose of enhancing stockholder value and who in no way are beholden to management.

     If you have any questions, or need assistance voting your GOLD proxy card, please contact MacKenzie Partners, Inc., which is assisting us in this solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com. You may also be able to vote by telephone or internet by following the instructions on the enclosed voting form.


                    On behalf of Pennant Capital Management, LLC,

                    Sincerely,

                    /s/ Alan Fournier

                    Alan Fournier
                    Managing Member






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If you have questions or need assistance voting the GOLD proxy card please contact:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                           proxy@mackenziepartners.com
                          Call Collect: (212) 929-5500
                                       or
                            Toll-Free (800) 322-2885

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